Exhibit 5.1

110 North Elgin Avenue, Suite 200 Tulsa, Oklahoma 74120-1495 Telephone (918) 595-4800 Fax (918) 595-4990 www.gablelaw.com		BOK Park Plaza 499 West Sheridan Avenue, Suite 2200 Oklahoma City, OK 73102 Telephone (405) 235-5500 Fax (405) 235-2875
May 6, 2024

Green Plains Inc.

Plains Inc.

1811 Aksarben Drive

Omaha, Nebraska 68106

Re:	Registration Statement on Form S-3ASR

Ladies and Gentlemen:

We have acted as counsel to Green Plains Inc., an Iowa corporation (the “Company”), in connection with the preparation and filing of an automatic shelf registration statement on Form S-3ASR (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on May 6, 2024 under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act and the proposed issuance and sale from time to time pursuant to Rule 415 under the Act of one or more of the following securities of the Company for an indeterminate amount on terms to be determined at the time or times of offering: (a) shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”); (b) one or more series of debt securities of the Company (collectively, the “Debt Securities”); (c) warrants to purchase shares of Common Stock or Debt Securities (the “Warrants”); and (d) units consisting of two or more types of the foregoing securities (the “Units”). The Common Stock, Debt Securities, Warrants and Units are collectively referred to herein as the “Securities.”

In arriving at the opinions expressed below, we have examined originals or copies that have been certified as being true and complete copies of the originals of such documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render these opinions. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. In making our examination of executed documents or documents to be executed, we have assumed (i) that the parties thereto, including the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties. As to any facts material to these opinions, we have relied, to the extent we deemed appropriate and without independent investigation, upon statements and representations of officers and other representatives of the Company and others.

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We have assumed without independent investigation that:

(i) at the time any Securities are sold under the Registration Statement (the “Relevant Time”), the Registration Statement and any supplements and amendments thereto (including post-effective amendments) will be effective and will comply with all applicable laws;

(ii) at the Relevant Time, the Company will have duly completed all corporate or other actions required to be taken by it to duly authorize each proposed issuance of Securities (including the due reservation of any shares of Common Stock for issuance upon exercise, conversion or exchange of any Securities for Common Stock (a “Convertible Security”), which shall remain in full force and effect;

(iii) all Securities will be issued and sold in the manner stated in the Registration Statement and any applicable prospectus supplement;

(iv) at the Relevant Time, a prospectus supplement will have been prepared and filed with the Commission describing the Securities offered thereby and all related documentation will comply with all applicable laws;

(v) neither the amended and restated articles of incorporation of the Company, as amended to date (the “Articles”), on file with the Secretary of State of the State of Iowa nor the amended and restated bylaws of the Company, as amended to date (the “Bylaws”), will be amended in any manner that would affect any legal conclusion set forth herein;

(vi) at the Relevant Time, the Company will be in good standing, and will have the requisite legal status and legal capacity, under the laws of the State of Iowa;

(vii) New York law will be chosen to govern any indenture and any supplemental indentures thereto (collectively, the “Indenture”) under which the Debt Securities may be issued, any agreement governing the Warrants (the “Warrant Agreement”) and any agreement governing the Units (the “Unit Agreement”) and that such choice is a valid and legal provision;

(viii) the choice of currency in which any Securities are denominated does not contravene any exchange control or other laws of the nation issuing such currency;

(ix) upon issuance of any shares of Common Stock, including upon the exercise, conversion or exchange of any Convertible Security, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under its Articles, as then in effect, and other relevant documents;

(x) at the Relevant Time, a definitive purchase, underwriting or similar agreement and any other necessary agreement with respect to any Securities offered or issued will have been duly authorized by all necessary corporate or other action of the Company and duly executed and delivered by the Company and the other parties thereto; and

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(xi) the form of certificate or other instrument or document to be issued after the date hereof representing the Securities to be issued under the Registration Statement will conform in all respects to the requirements of applicable law, including the Iowa Business Corporation Act (the “IBCA”).

Based on such examination and review, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that:

1. With respect to shares of Common Stock, when

(a) such shares of Common Stock have been duly executed (in the case of certificated shares) and delivered either (i) in accordance with the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, or (ii) upon conversion or exercise of any Convertible Security, in accordance with the terms of such Convertible Security or the instrument governing such Convertible Security and providing for such conversion or exercise, and for any additional consideration specified therein, which consideration (including any consideration paid for such Convertible Security), on a per-share basis, shall not be less than the par value of the Common Stock, and

(b) any such Convertible Security was previously validly issued and is fully paid and non-assessable (in the case of an equity security) or is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (in the case of any non-equity security), such shares of Common Stock will be validly issued, fully paid and non-assessable.

2. With respect to any series of Debt Securities, when:

(a) the Indenture related to such Debt Securities has been qualified under the Trust Indenture Act of 1939, as amended;

(b) the Indenture relating to the Debt Securities, if not already duly authorized, executed and delivered, has been duly authorized, executed and delivered by the Company and the other parties thereto;

(c) the terms of the Debt Securities and of their issuance and sale have been duly established in conformity with the Indenture to be entered into in connection with the issuance of such Debt Securities so as not to violate any applicable law, the Articles, as then in effect, or the Bylaws, as then in effect, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or other governmental authority having jurisdiction over the Company; and

(d) the Debt Securities have been duly executed and authenticated in accordance with the provisions of the Indenture relating to the Debt Securities and delivered to the purchasers thereof upon payment of the agreed-upon consideration therefor;

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such Debt Securities (including any Debt Securities duly issued upon conversion, exchange or exercise of any Debt Securities, Units or Warrants), when issued and sold or otherwise distributed in accordance with the Indenture relating to the Debt Securities and any officers’ certificate or board resolution adopted in connection with the issuance of such Debt Securities and the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

3. With respect to the Warrants, when:

(a) the Warrant Agreement relating to such Warrants, if any, has been duly executed and delivered by the Company and each other party thereto,

(b) the terms of the Warrants have been established in accordance with the Warrant Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement, and

(c) the Warrants have been duly executed (in the case of certificated warrants) and delivered in accordance with the Warrant Agreement, if any, and the applicable definitive purchase, underwriting or similar agreement for the consideration provided for therein, the Warrants will constitute valid and legally binding obligations of the Company.

4. With respect to the Units, when:

(a) the terms of the Units and of their issuance and sale have been duly established in conformity with the applicable Unit Agreement of which the Units are a component so as not to violate any applicable law, the Articles or the Bylaws or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or other governmental authority having jurisdiction over the Company and any agent for the applicable Units, if any,

(b) any Debt Securities, Common Stock, or Warrants relating to such Units have been duly authorized for issuance and issued and paid for in the manner contemplated in the Registration Statement and any prospectus supplement relating thereto, provided that the consideration for such Common Stock is not less than par value for such Common Stock, and

(c) the Units have been duly executed, delivered, countersigned, issued and sold or otherwise distributed in accordance with the Unit Agreement relating to the Units to be filed as an exhibit to a post-effective amendment to the Registration Statement or as an exhibit to a Current Report on Form 8-K or other applicable report under the Securities Exchange Act of 1934, as amended, in the manner contemplated in the Registration Statement or any prospectus supplement relating thereto,

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the Units (including Units duly issued upon conversion, exchange or exercise of any Debt Securities or Warrants), when issued and sold in accordance with the applicable Unit Agreement, the applicable underwriting agreement, if any, or any other duly authorized, executed and delivered valid and binding agreement, will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:

A. This opinion is limited to the laws of the State of Iowa, the laws of the State of New York and the applicable federal laws of the United States of America, as these laws currently exist, and we express no opinion as to the effect of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof.

B. The opinions set forth in paragraphs 2, 3 and 4 above are subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, (iii) public policy considerations which may limit the rights of parties to obtain remedies, (iv) requirements that a claim with respect to any Debt Securities, Warrants or Units relate, denominated in a currency, currency unit or composite currency other than United States dollars (or a judgment denominated other than in United States dollars in respect of such claim) be converted into United States dollars at a rate of exchange prevailing on a date determined pursuant to applicable law, and (v) governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currencies, currency units or composite currencies. The opinion set forth in paragraph 2 above is also subject to waivers of any usury defense contained in the Indenture, any supplemental indenture or the Debt Securities, which may be unenforceable. The opinion set forth in paragraph 4 above is also subject to waivers of any usury defense contained in the applicable Indenture of the Debt Securities to which the Units relate which may be unenforceable.

C. We express no opinion regarding the effectiveness of (i) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws, (ii) any provision waiving the right to object to venue in any court, (iii) any agreement to submit to the jurisdiction of any federal court, (iv) any waiver of the right to jury trial or (v) choice of law provisions.

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We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement, the prospectus or any applicable prospectus supplement that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ GableGotwals